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Exhibit 5

        FROST BROWN TODD LLC
2200 PNC Center
201 E. Fifth Street
Cincinnati, Ohio 45202-4182
(513) 651-6800
Facsimile (513) 651-6981
www.frostbrowntodd.com

June 20, 2003

Cincinnati Bell Inc.
201 East Fourth Street
Cincinnati, Ohio 45202

        Re: Cincinnati Bell Inc. Form S-4 Registration Statement

Ladies and Gentlemen:

        We are special counsel for Cincinnati Bell Inc. (f/k/a Broadwing Inc.), an Ohio corporation (the "Company"), which is named as the registrant in the Registration Statement on Form S-4 that was filed on April 15, 2003, as amended (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 14,148,518 common shares, par value $0.01 per share, of the Company (the "Common Shares"). The Common Shares are offered pursuant to an exchange offer (the "Exchange Offer") in which 35.8 Common Shares are offered in exchange for one outstanding share of 12 1/2% Series B Junior Exchangeable Preferred Stock of BRCOM Inc. (f/k/a Broadwing Communications Inc.) (the "BCI Preferred Stock") and, if the Exchange Offer is completed, each remaining share of BCI Preferred Stock shall be exchanged for 35.8 Common Shares pursuant to a merger of a newly-formed wholly-owned subsidiary of the Company with and into BRCOM Inc. (the "Merger").

        As special counsel for the Company, we have reviewed the Registration Statement. Furthermore, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as we have deemed appropriate.

        With respect to the Common Shares registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that such Common Shares when issued in exchange for the BCI Preferred Stock pursuant to the Exchange Offer or the Merger will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement.

Very truly yours, FROST BROWN TODD LLC

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  Exhibit 5